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                                                                    EXHIBIT 11.1

                                 GARGOYLES, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)

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
                                                           Quarter Ended March 31,
                                                  ---------------------------------------
                                                       1997                      1996
                                                  -----------                 -----------

Shares outstanding at beginning of quarter          7,419,008                   5,450,003

Weighted average number of shares issued
   during the quarter                                   1,024                       7,432

Net shares issued for options and warrant -
   treasury stock method                              262,850                     252,279
                                                  -----------                 -----------

Weighted average number of common
   stock outstanding                                7,682,882                   5,709,714
                                                  ===========                 ===========

Net income                                        $   425,533                 $   (15,924)
                                                  ===========                 ===========

Net income per share                              $      0.06                 $     (0.00)
                                                  ===========                 ===========
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